Exhibit 10.14

HEIDRICK & STRUGGLES

NON-EMPLOYEE DIRECTORS’

VOLUNTARY DEFERRED COMPENSATION PLAN

ARTICLE 1	INTRODUCTION	1

1.1	Purpose of the Plan	1
1.2	Plan Administrator, Plan Year	1
1.3	Supplements	1

ARTICLE 2	PLAN PARTICIPATION	1

2.1	Eligibility	1
2.2	Participation.	1
2.3	Cessation of Active Participation	2

ARTICLE 3	PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING	2

3.1	Participants’ Accounts	2
3.2	Deferral Contributions	2
3.3	Deferral Election	2
3.4	Crediting of Earnings on Contributions	3
3.5	Errors in Accounts	3

ARTICLE 4	EARNINGS	3

ARTICLE 5	PAYMENT OF ACCOUNT BALANCES	4

5.1	Benefit Payments Upon Termination of Service	4
5.2	Form of Distribution	4
5.3	Beneficiary Designation	4

ARTICLE 6	CLAIMS	4

6.1	Claims	4
6.2	Satisfaction of Claims	6

ARTICLE 7	NO FUNDING OF PLAN BENEFITS	6

ARTICLE 8	COMMITTEE	7

8.1	Committee’s Duties	7
8.2	Action by Plan Administration	8
8.3	Information Required for Plan Administration	8
8.4	Decision of Committee Final	8
8.5	Interested Committee Member	8
8.6	Indemnification	8
8.7	Payment of Plan Expenses.	9

ARTICLE 9	AMENDMENT AND TERMINATION	9

9.1	Amendment	9

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9.2	Termination	9
9.3	Distribution on Termination	10

ARTICLE 11	GENERAL PROVISIONS	10

10.1	Notices	10
10.2	Nonalienation of Plan Benefits	10
10.3	Payment with Respect to Incapacitated Persons	10
10.4	No Employment or Benefit Guaranty	10
10.5	Litigation	10
10.6	Headings	11
10.7	Evidence	11
10.8	Gender and Number	11
10.9	Waiver of Notice	11
10.10	Applicable Law	11
10.11	Severability	11
10.12	Withholding for Taxes	11
10.13	Successors	11
10.14	Effect on Other Employee Benefit Plans	11

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HEIDRICK & STRUGGLES

NON-EMPLOYEE DIRECTORS’

VOLUNTARY DEFERRED COMPENSATION PLAN

Article 1

Introduction

1.1 Purpose of the Plan. The Heidrick & Struggles Non-Employee Directors’ Voluntary Deferred Compensation Plan (the “Plan”) has been established by Heidrick & Struggles International, Inc. (the “Company”), effective as of December 15, 2004 (the “Effective Date”), with respect to Eligible Directors (as defined in Section 2.1). The purpose of the Plan is to provide Eligible Directors with an opportunity to defer the receipt of a portion of such Eligible Directors’ annual retainer and/or meeting fee compensation that would otherwise be paid in 2005 and later years.

1.2 Plan Administrator, Plan Year. The Plan is administered by the Company’s Nominating and Board Governance Committee or such other committee appointed by the Board of Directors of the Company (the “Committee”). The Plan is administered on the basis of a plan year which is the calendar year (the “Plan Year”). Article 8 describes certain specific powers, duties and responsibilities of the Committee with respect to the administration of the Plan.

1.3 Supplements. From time to time supplements may, by amendment, be attached to and form a part of this Plan. Such supplements may modify or supplement the provisions of the Plan as they apply to Eligible Directors (as defined in Section 2.1) or Participants (as defined in Section 2.2), shall specify the persons affected by such supplements and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan provisions and the provisions of such supplements.

Article 2

Plan Participation

2.1 Eligibility. For purposes of this Plan, “Eligible Director” means any non-employee director of the Company.

(a) Participation. Each Eligible Director may irrevocably elect to have Deferral Contributions made on his behalf for a Plan Year pursuant to Section 3.2 and thereby become a Plan Participant. “Participant” means any individual who has been admitted to, and has not been removed from, participation in the Plan pursuant to this Article 2. A Participant must complete such forms and provide such data in a timely manner as is required by the Committee. Such forms and data may include, without limitation, his acceptance of the terms and conditions of the Plan and his designation of a beneficiary to receive any benefits payable hereunder.

2.2 Cessation of Active Participation.

(a) Cessation of Eligible Status. A Participant shall be considered an active Participant during any period when Deferral Contributions are being made to the Plan on his behalf. A Participant’s active participation in the Plan shall cease as of the date his service as a non-employee director of the Company terminates. In addition, the Committee may remove a Participant from active participation in the Plan if, as of any day during a Plan Year, he ceases to satisfy the criteria which qualified him as an Eligible Director. Upon cessation of, or removal from, active participation in the Plan, a Participant’s deferrals under the Plan shall cease.

(b) Inactive Participant Status. Even if his active participation in the Plan ends, an individual shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his Account (as defined in Section 3.1) is distributed from the Plan, or (ii) the date he again recommences active participation in the Plan as an Eligible Director by electing to have Deferral Contributions made to the Plan on his behalf pursuant to Section 3.2. During the period of time that an individual is an inactive Participant in the Plan, his Account shall continue to be credited with earnings pursuant to the terms of Section 3.4.

Article 3

Participants’ Accounts; Deferrals and Crediting

3.1 Participants’ Accounts. The Committee shall establish and maintain on behalf of each Participant a separate bookkeeping account (an “Account”) under the Plan. With respect to any Participant, this Account shall represent the amount of his Deferral Contributions (as defined in Section 3.2) and earnings attributable thereto. The Committee, in its discretion, may also establish and maintain such additional separate bookkeeping accounts for the Participant as it shall deem desirable. Each Participant shall at all times have a 100 percent vested interest in his Account. Each Participant’s Account shall be maintained until the value thereof has been distributed to or on behalf of such Participant or his beneficiary.

3.2 Deferral Contributions. Each Participant may irrevocably elect to have Deferral Contributions made on his behalf for a Plan Year by completing and submitting to the Committee (or its designee) a Deferral Election (as defined in Section 3.3) setting forth the terms of his election. A “Deferral Contribution” means that portion of a Participant’s Cash Compensation that the Participant elects to defer receipt of, in lieu of receiving such compensation currently. “Cash Compensation” means the cash portion of the Participant’s annual director retainer and/or meeting fee compensation from the Company for the Plan Year.

3.3 Deferral Election. A Participant must complete and submit a written Deferral Election to the Committee providing for the reduction of his Cash Compensation for the appropriate amount of Deferral Contributions. The following terms and conditions shall apply to Deferral Elections:

(a) Initial Deferral Election. The Eligible Director’s initial Deferral Election under the Plan with respect to his Cash Compensation for any Plan Year shall be effective for the Cash Compensation earned after the date the Deferral Election becomes effective. To be effective, the initial Deferral Election under the Plan with respect to Cash Compensation must be made within the time period prescribed by the Committee (generally, before the first day of the Plan Year for which Deferral Contributions attributable to Cash Compensation will be made or, if later during such Plan Year, within 30 days after the date on which the Eligible Director first becomes an Eligible Director pursuant to Section 2.1). Until such time as an Eligible Director submits an initial Deferral Election in a timely manner, he shall be deemed to have elected not to make Deferral Contributions and to have elected not to become a Participant in the Plan. A Participant’s subsequent Deferral Election with respect to his Cash Compensation for any Plan Year must be made before the first day of the Plan Year for which the Cash Compensation to be deferred is earned.

(b) Term. A Participant’s Deferral Election shall remain in effect for all subsequent Plan Years until such Participant makes a subsequent Deferral Election or such Participant ceases to be an active Participant.

(c) Crediting Contributions. For each Plan Year that a Participant has a Deferral Election in effect, the Committee shall credit the amount of such Participant’s Deferral Contributions to his Account on the day such amount would have been paid to him but for his Deferral Election (or such other date or time as the Committee, in its sole discretion, determines from time-to-time).

3.4 Crediting of Earnings on Contributions. As of each Valuation Date, the Committee shall credit to each Participant’s Account the amount of earnings applicable thereto for the period since the immediately preceding Valuation Date. To effect such crediting of earnings, the Committee shall, as of each Valuation Date, add to the Account the amount of the Deferral Contributions and then calculate the earnings on such Account using the investment funds described in Article 4. For this purpose, the Committee shall adopt uniform rules which conform generally to accepted accounting practices. For purposes of the Plan, “Valuation Date” shall mean the last business day of each calendar month.

3.5 Errors in Accounts. If an error or omission is discovered in the Account of a Participant, or in the amount of a Participant’s deferrals, the Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

Article 4

Earnings

A Participant may select one or more of the investment funds made available by the Committee under the Plan to measure hypothetical investment experience (i.e., earnings or losses) to be credited to the Account. A Participant may periodically reallocate the hypothetical investment of his Account among the available investment funds. Until the Participant’s Account is completely paid to him, the Participant’s Account shall be adjusted periodically to reflect the hypothetical investment experience of the investment fund or funds which the Participant has selected in accordance with Section 3.4. Nothing in this Article 4 shall require the Company to actually invest money in the investment funds designated by a Participant. The Committee shall establish such rules and procedures governing the manner, frequency and timing of investment fund selections by Participants and of the crediting of hypothetical investment experience to Participants’ Accounts, and such rules and procedures may change in the Committee’s sole discretion prospectively without the consent of the Participants. The investment funds to be used for the purposes of this Article 4 shall be chosen by the Committee, in its sole discretion, and shall be communicated to the Participants.

Article 5

Payment of Account Balances

5.1 Benefit Payments Upon Termination of Service.

(a) General. In accordance with the terms of subsections (b) and (c) hereof, a Participant (or his beneficiary in the event of his death) shall be entitled to receive a distribution of the total of (i) the entire amount credited to his Account, as adjusted for earnings attributable thereto, determined as of the most recent Valuation Date plus (ii) the amount of Deferral Contributions, if any, made since such Valuation Date.

(b) Timing of Distribution. The distribution of the benefit payable to a Participant under this Section shall be made or commence as soon as reasonably practicable after the date on which the Participant’s ceases to be a non-employee director of the Company.

(c) Special Rule for Specified Employees. If a Participant is an employee of the Company on the date he is to receive a distribution pursuant to Section 5.1(b) above and such Participant is a “specified employee” (as that term is defined under Internal Revenue Code (the “Code”) Section 409A and the regulations issued thereunder) on such date, any distribution of his Account shall not be made or commence earlier than six months following such date.

5.2 Form of Distribution. The benefit payable to a Participant under Section 5.1 shall be distributed in the form of a lump sum payment.

5.3 Beneficiary Designation. Participants shall designate, and from time to time may redesignate, their beneficiaries to receive any benefits that may be payable under the Plan upon such Participant’s death in such form and manner as the Committee may determine. In the event that:

(i) a Participant dies without designating a beneficiary;

(ii) the beneficiary designated by a Participant is not alive when a payment is to be made to such person under the Plan, and no contingent beneficiary has been designated; or

(iii) the beneficiary designated by a Participant cannot be located by the Committee within one year from the date benefits are to be paid to such person;

then, in any of such events, the beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the Participant’s surviving spouse, if any, and if not, the estate of the Participant.

Article 6

Claims

6.1 Claims. The Committee will endeavor to administer the Plan fairly and consistently and to pay all benefits to which participants or beneficiaries are properly entitled.

However, failure to execute any forms required or to furnish information requested by the Committee within a reasonable period of time may result in delayed benefit payments.

All claims for unpaid benefits should be made in writing to the Committee. The Committee may request additional information necessary to consider the claim further. If a claim is wholly or partially denied, the Committee will notify the claimant of the adverse decision within a reasonable period of time, but not later than 90 days after receiving the claim, unless the Committee determines that special circumstances require an extension. In such case, a written extension notice shall be furnished before the end of the initial 90-day period. The extension cannot exceed 90 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the decision.

The claim determination time frames begin when a claim is filed, without regard to whether all the information necessary to make a claim determination accompanies the filing.

Any notice of denial shall include:

(i)	The specific reason or reasons for denial with reference to those specific Plan provisions on which the denial is based;

(ii)	A description of any additional material or information necessary to perfect the claim and an explanation of why that material or information is necessary; and

(iii)	A description of the Plan’s appeal procedures and time frames, including a statement of the claimant’s right to bring a civil action following an adverse decision on appeal.

A claimant, or a claimant’s authorized representative, may appeal a denied claim within 60 days after receiving the Committee’s notice of denial. A claimant has the right to:

(i)	Submit to the Committee, for review, written comments, documents, records and other information relating to the claim;

(ii)	Request, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim; and

(iii)	A review on appeal that takes into account all comments, documents, records, and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial claim decision.

The Committee will make a full and fair review of the appeal and may require additional documents as it deems necessary in making such a review. A final decision on review shall be made within a reasonable period of time, but not later than 60 days following receipt of the written request for review, unless the Committee determines that special circumstances require an extension. In such case, a written extension notice will be sent to the claimant before the end of the initial 60-day period. The extension notice shall indicate that the special circumstances and the date by which the Committee expects to render the appeal decision. The extension cannot exceed a period of 60 days.

The appeal time frames begin when an appeal is filed, without regard to whether all the information necessary to make an appeal decision accompanies the filing.

If an extension is necessary because the claimant failed to submit necessary information, the days from the date the Committee sends the extension notice until the claimant responds to the request for additional information are not counted as part of the appeal determination period.

The Committee’s notice of denial on appeal shall include:

(i)	The specific reason or reasons for denial with reference to those Plan provisions on which the denial is based;

(ii)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claimant’s claim; and

(iii)	A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, and a statement of the claimant’s right to bring a civil action.

6.2 Satisfaction of Claims. Any payment to a Participant or beneficiary shall to the extent thereof be in full satisfaction of all claims hereunder against the Committee and the Company, either of whom may require such Participant or beneficiary, as a condition to such payment, to execute a receipt and release therefore in such form as shall be determined by the Committee or the Company. If receipt and release is required but the Participant or beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution may be delayed until the Committee or the Company receives a proper receipt and release.

Article 7

No Funding of Plan Benefits

The Company may establish a trust (known as a “grantor trust” within the meaning of the Code) for the purpose of accumulating funds to satisfy the obligations incurred by the Company under the Plan. Notwithstanding the preceding sentence, nothing herein shall require the Company to segregate or set aside any funds or other property for the purpose of paying any benefits under the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions by the Company or the Committee shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his beneficiary, or any other person. Benefits hereunder shall be paid from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company. The obligation of the Company hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant or his beneficiary is entitled to receive payments from the

Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company. It is intended that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

Article 8

Committee

8.1 Committee’s Duties. The Committee is the plan administrator. Except as otherwise specifically provided and in addition to the powers, rights and duties specifically given to the Committee elsewhere in the Plan, the Committee shall have the following discretionary powers, rights and duties to be exercised in the Committee’s sole discretion:

(a) To construe and interpret the Plan, to decide all questions of Plan eligibility, to determine the amount, manner and time of payment of any benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions all in its sole and complete discretion.

(b) To adopt such rules of procedure as may be necessary for the efficient administration of the Plan and as are consistent with the Plan, and to enforce the Plan in accordance with its terms and such rules.

(c) To delegate its authority to such other committees or officers of the Company as may be necessary or desirable for the efficient administration of the Plan.

(d) To make determinations as to the right of any person to a benefit, to afford any person dissatisfied with such determination the right to a hearing thereon, and to direct payments or distributions in accordance with the provisions of the Plan.

(e) To furnish the Company and Participants with such information as may be required by them for tax or other purposes in connection with the Plan.

(f) To enroll Participants in the Plan, distribute and receive Plan administration forms and comply with all applicable governmental reporting and disclosure requirements.

(g) To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by the Company), and to allocate or delegate to them such powers, rights and duties as the Committee considers necessary or advisable to properly carry out the administration of the Plan, provided that any such allocation or delegation and the acceptance thereof must be in writing.

(h) To report at least annually to the Board of Directors of the Company or to such person or persons as the Board of Directors of the Company designates as to the administration of the Plan, any significant problems which have developed in connection with the administration of the Plan and any recommendations which the Committee may have as to the amendment of the Plan or the modification of Plan administration. At least once for each Plan Year, the Committee shall cause a written statement of a Participant’s Account balance to be distributed to the Participant.

8.2 Action by Plan Administration. During a period in which two or more Committee members are acting, any action by the Committee will be subject to the following provisions:

(a) The Committee may act by meeting (including a meeting from different locations by telephone conference) or by document signed without meeting, and documents may be signed through the use of a single document or concurrent documents; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the Committee members qualified to vote with respect to such action.

(b) A Committee member by writing may delegate part or all of his rights, powers, duties and discretion to any other Committee member, with such other Committee member’s consent.

(c) No member of the Committee shall be liable or responsible for an act or omission of other Committee members in which the former has not concurred.

(d) The Committee shall choose a secretary who shall keep minutes of the Committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or other written direction on behalf of the Committee.

8.3 Information Required for Plan Administration. The Company shall furnish the Committee with such data and information as the Committee considers necessary or desirable to perform its duties with respect to Plan administration. The records of the Company will be conclusive on all persons unless determined to the Committee’s satisfaction to be incorrect. Participants and other persons entitled to benefits under the Plan also shall furnish the Committee with such evidence, data or information as the Committee considers necessary or desirable for the Committee to perform its duties with respect to Plan administration. Failure on the part of any Participant or other person entitled to benefits under the Plan to comply with such request within a reasonable period of time shall be sufficient grounds for delay in the payment of benefits until the evidence, data or information requested is received. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any accountant, controller, counsel or other person employed or engaged by it or the Company with respect to the Plan.

8.4 Decision of Committee Final. Subject to applicable law, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Committee shall make such adjustment on account thereof as the Committee considers equitable and practicable.

8.5 Interested Committee Member. If a member of the Committee is also a Participant in the Plan, he may not decide or determine any matter or question concerning his benefits unless such decision or determination could be made by him under the Plan if he were not a Committee member.

8.6 Indemnification. No person (including any present or former Committee member, and any present or former director, officer or employee of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan. Each present or former director, officer or employee of the Company to whom the Committee or the Company has delegated any portion of its responsibilities under the Plan and each present or former Committee member shall be indemnified and saved harmless by the Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to the Plan) from and against any and all claims of liability to which they are subjected by reason of any act done or omitted to be done in good faith in connection with the administration of the Plan, including all expenses reasonably incurred in their defense if the Company fails to provide such defense. No member of the Committee shall be liable for any act or omission of any other member of the Committee, nor for any act or omission upon his own part, excepting his own willful misconduct or gross neglect

8.7 Payment of Plan Expenses. The expenses of the Committee in connection with the administration of the Plan shall be the responsibility of the Company. The Company shall pay all the administrative expenses of the Plan and all fees and retainers of the Plan’s accountants, counsel, consultant, administrator or other specialist so long as the Plan remains in effect.

Article 9

Amendment and Termination

9.1 Amendment. While the Company expects and intends to continue the Plan, the Company must necessarily reserve and hereby does reserve the right to amend the Plan from time to time. Any amendment of the Plan will be by resolution of the Board of Directors of the Company or any committee of the Board of Directors to whom such authority has been delegated. Notwithstanding the preceding sentence, the Committee may amend the Plan in the following respects without the approval of the Board of Directors of the Company: (i) amendments required by law; (ii) amendments that relate to the administration of the Plan and that do not materially change the cost of the Plan; and (iii) amendments that are designed to resolve possible ambiguities, inconsistencies, or omissions in the Plan and that do not materially increase the cost of the Plan. No amendment shall reduce the value of a Participant’s Account balance to less than the amount (as subsequently adjusted for earnings attributable thereto) he would be entitled to receive if he had resigned from the employ of the Company on the day of the amendment.

9.2 Termination. The Plan will terminate on the first to occur of the following:

(a) The date it is terminated by the Company.

(b) The date the Company is judicially declared bankrupt or insolvent.

(c) The dissolution, merger, consolidation or reorganization of the Company, or the sale of all or substantially all of its assets, except that in any such event arrangements may be made whereby the Plan will be continued by any successor to the Company or any purchaser of all or substantially all of its assets without a termination thereof, in which case the successor or purchaser will be substituted for the Company under the Plan.

9.3 Distribution on Termination. To the extent permissible under Code Section 409A and the regulations and guidance issued thereunder, upon termination of the Plan, each affected Participant’s Account shall be distributed in a lump sum payment as soon as practicable after the date the Plan is terminated. The amount of any such distribution shall be determined as of the most recent Valuation Date on or prior to the day on which such distribution is processed.

Article 10

General Provisions

10.1 Notices. Any notice or document relating to the Plan required to be given to or filed with the Committee or the Company shall be considered as given or filed if delivered or mailed by registered or certified mail, postage prepaid, to the Committee, in care of the Company.

10.2 Nonalienation of Plan Benefits. The rights or interests of any Participant or any Participant’s beneficiaries to any benefits or future payments under the Plan shall not be subject to attachment or garnishment or other legal process by any creditor of any such Participant or beneficiary nor shall any such Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or rights which he may expect to receive under the Plan, except as may be required by the Code or any applicable federal, state, local or foreign laws.

10.3 Payment with Respect to Incapacitated Persons. If any person entitled to benefits under the Plan is under a legal disability, a minor or, in the Committee’s opinion, is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct the payment of such benefits to such person’s legal representative or to a relative or friend of such person for such person’s benefit, or the Committee may direct the application of such benefit for the benefit of such person in any manner which the Committee may select that is consistent with the Plan. Any payments made in accordance with the foregoing provisions of this Section 11.3 shall be a full and complete discharge of any liability for such payments.

10.4 No Service or Benefit Guaranty. None of the establishment of the Plan, any modification or amendment thereof, the creation of any fund or account, or the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company or the Committee except as provided herein. Under no circumstances shall the maintenance of this Plan constitute a contract of continued service or employment or shall the terms of service of any Participant be modified or in any way affected hereby. Accordingly, participation in the Plan will not give any Participant a right to be retained in the service of the Company.

10.5 Litigation. In any action or proceeding regarding any Plan benefits or the administration of the Plan, Directors or former Directors of the Company, their beneficiaries and any other persons claiming to have an interest in the Plan shall not be necessary parties and shall not be entitled to any notice of process. Any final judgment which is not appealed or appealable and which may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and on all persons having or claiming to have any interest in the Plan. Acceptance of participation in the Plan shall constitute a release of the Company, the Committee and their agents from any and all liability and obligation not involving willful misconduct or gross neglect.

10.6 Headings. The headings of the various Articles and Sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a Section shall refer to a Section of the Plan unless specified otherwise.

10.7 Evidence. Evidence required of anyone under the Plan shall be signed, made or presented by the proper party or parties and may be by certificate, affidavit, document or other information which the person acting thereon considers pertinent and reliable.

10.8 Gender and Number. Words denoting the masculine gender shall include the feminine and neuter genders, the singular shall include the plural and the plural shall include the singular wherever required by the context.

10.9 Waiver of Notice. Any notice required under the Plan may be waived by the person entitled to notice.

10.10 Applicable Law. The Plan shall be construed in accordance with the laws of the State of Illinois, without regard to its conflicts of laws doctrine, except to the extent preempted by Federal law.

10.11 Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Company under the Plan.

10.12 Withholding for Taxes. Notwithstanding any other provisions of the Plan, the Company may withhold from any payment to be made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any applicable federal, state, local or foreign laws.

10.13 Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor and on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.

10.14 Effect on Other Benefit Plans Any benefit paid or payable under this Plan shall not be included in a Participant’s compensation for purposes of computing benefits under any benefit plan maintained or contributed to by the Company except as may otherwise be required under the terms of such benefit plan or applicable law.